EXHIBIT 10.25

LEASE AMENDMENT NO. 4

This Lease Amendment made and entered into this 9th day of October 2006, by and between, Whitesell Enterprises, hereinafter referred to as "Landlord" and American Bio Medica Corporation, hereinafter referred to as "Tenant".

Whereas, Landlord leased to Tenant that certain premises known as 603 Heron Drive, Units 3 and 4, Bridgeport, New Jersey, consisting of 9,167 square feet (the "Property"), pursuant to a Lease dated July. 7, 1999; and subsequently amended by Lease Amendment No.1 dated August 17, 1999, Lease Amendment No.2 date March 23,2001 and Lease Amendment No.3 dated August 20,2002, (the "Lease"), the terms and conditions being more particularly described therein, and

NOW THEREFORE, in consideration of these promises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant intending to be legally bound hereby amend the Lease as follows:

1.	The term of the Lease for Units 3 and 4 at 603 Heron Drive, Bridgeport, New Jersey shall be extended for a period of five (5) years, commencing November 1, 2006 and terminating October 31,2011.

2.	The base rental rate for this extension period for Units 3 and 4 shall be $5.95 per square foot net, $54,543.65 yearly, $4,545.30 monthly.

3.	Tenant has agreed to take additional space in Unit 6 at 603 Heron Drive, Bridgeport, New Jersey consisting of approximately 5,239 square feet. Tenant's pro rata share for Unit 6 is 12.11%.

4.	The term of the Lease for Unit 6 shall be for a period of five (5) years commencing on or about November 1,2006 and terminating October 31, 2011.

5.	The base rental rate for Unit 6 shall be $5.95 per square foot net, $31,172.05 yearly, $2,597.67 monthly.

6.	Landlord at Landlord's cost shall provide the following scope of work to Unit 6 only.

1.	Build office area as shown on attached space plan.

2.	Build a wall separating the warehouse from the loading area.

3.	Air condition the warehouse.

7.
Provided Tenant is not then in default under this Lease, Landlord offers to Tenant the "Right of First Offer" to lease the property known as Unit 5 at 603 Heron Drive, Bridgeport, New Jersey consisting of 6,449 square feet, upon the expiration of the existing Tenant's lease on May 31, 2009. The term shall be for two (2) years, five (5) months commencing June 1, 2009 and terminating October 31, 2011. Tenant to Lease unit in "As Is Condition". All systems in working order and unit to be clean. The base rental rate shall be $4.50 per square foot net.

All other terms and conditions of the original Lease, as amended, shall remain in full force and effect.

LANDLORD: WHITESELL ENTERPRISES

By:	/s/ Thomas J. Heitzman
Thomas J. Heitzman, Authorized Agent

TENANT: AMERICAN BIO MEDICA CORPORATION

By:	/s/ Stan Cipkowski / Keith Palmer
Stan Cipkowski / Keith Palmer